Exhibit 99.2

PRESS RELEASE

ENERGY TRANSFER EQUITY, L.P.

REPORTS YEAR-TO-DATE RESULTS AND 31% INCREASE

IN QUARTERLY DISTRIBUTABLE CASH

Dallas, Texas – November 29, 2006 – Energy Transfer Equity, L.P. (NYSE:ETE) reported Distributable Cash of $39.6 million, for the three months ended August 31, 2006. The quarterly distribution of $.3125 per limited partner unit represents a 31% increase from the previous quarter’s limited partner unit distribution rate. Distributable Cash is a “non-GAAP measure”, as defined below.

The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”). ETE currently has no other operating activities apart from those conducted by the operating subsidiaries within ETP.

ETE reported net income for the fiscal year ended August 31, 2006 of $107.1 million as compared to $146.7 million for the fiscal year ended August 31, 2005. Included in net income for the fiscal year ended August 31, 2005, is income from discontinued operations of $46.3 million.

Net income for the fiscal year ended August 31, 2006 was affected by a $141.5 million increase in minority interest expense. The minority interest expense primarily represents partnership interests in ETP that ETE does not own. An increase in the net income of ETP results in a greater amount of income attributable to the partnership interests not owned by ETE, thereby increasing the minority interest expense on ETE’s statement of operations.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash. The Partnerships defines Distributable Cash as cash distributions expected to be received from ETP in connection with the Partnership’s investments in limited and general partner interests of ETP, net of the Partnership’s expenditures for general and administrative costs and debt service. Distributable Cash is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable Cash is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash is cash flow from operating activities for ETE on a stand-alone basis (“Parent Company”).

The accompanying analysis of Distributable Cash is presented only for the three month period ended August 31, 2006. Prior period information is not comparable or meaningful due to ETE’s initial public offering in February 2006.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership that, as of November 1, 2006, owns all of the general partner interests, 100% of the incentive distribution rights, approximately 36.4 million of the outstanding ETP Limited Partner Common Units and approximately 26.1 million ETP Limited Partner Class G Units. The Class G Units were issued to Energy Transfer Equity, L.P. on November 1, 2006. ETE also purchased the 50% of the incentive distributions rights of ETP it did not already own on November 1, 2006.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets including natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. This includes approximately 12,000 miles of pipeline in service, with an additional 600 miles under construction. In addition, the Energy Transfer Partners, L.P. currently owns 50% of the interests of CCE Holdings, LLC, (CCEH), an entity that operates interstate pipelines. This ownership interest was acquired on November 1, 2006 and is the first step in the series of transactions to acquire Transwestern Pipeline. Energy Transfer Partners, L.P. is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 442 customer service locations in 41 states, extending from coast to coast.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:

Investor Relations:	Media Relations:
Renee Lorenz	Vicki Granado
Energy Transfer	Gittins & Granado
214-981-0700	214-361-0400

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	August 31, 2006	August 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,204	$33,459
Marketable securities	2,817	3,452
Accounts receivable, net of allowance for doubtful accounts	675,545	847,028
Accounts receivable from related parties	602	2,295
Inventories	387,140	291,445
Deposits paid to vendors	87,806	65,034
Exchanges receivable	23,221	35,623
Price risk management assets	56,851	138,961
Prepaid expenses and other assets	42,550	36,433

Total current assets	1,302,736	1,453,730

PROPERTY, PLANT AND EQUIPMENT, net	3,748,614	2,887,750
LONG-TERM PRICE RISK MANAGEMENT ASSETS	2,192	41,687
INVESTMENT IN AFFILIATES	41,344	37,353
GOODWILL	633,997	353,608
INTANGIBLES AND OTHER ASSETS, net	185,735	118,091
OTHER LONG-TERM ASSETS	9,523	13,453

Total assets	$5,924,141	$4,905,672

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
CURRENT LIABILITIES:
Working capital facility	$—	$17,026
Accounts payable	603,527	818,810
Accounts payable to related parties	320	410
Exchanges payable	24,722	33,772
Customer advances and deposits	108,836	138,442
Accrued and other current liabilities	205,228	90,114
Price risk management liabilities	36,918	104,772
Income taxes payable	—	2,063
Deferred income taxes	629	—
Current maturities of long-term debt	40,607	39,376

Total current liabilities	1,020,787	1,244,785

LONG-TERM DEBT, less current maturities	3,205,646	2,275,965
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	2,843	30,517
LONG-TERM AFFILIATED PAYABLE	—	2,005
NONCURRENT DEFERRED INCOME TAXES	207,877	215,118
OTHER NONCURRENT LIABILITIES	2,110	13,284
MINORITY INTERESTS	1,439,127	1,212,135

COMMITMENTS AND CONTINGENCIES	5,878,390	4,993,809

PARTNERS’ CAPITAL (DEFICIT):
General partner	(69)	772
Common Unitholders (124,360,520 and 0 units authorized, issued and outstanding at August 31, 2006 and 2005, respectively)	(9,586)	—
Class B Unitholders (2,521,570 and 0 units authorized, issued and outstanding at August 31, 2006 and 2005, respectively)	53,130	—
Limited partners’ deficit (0 and 136,357,870 limited partner units issued and outstanding at August 31, 2006 and 2005, respectively)	—	(62,216)
Accumulated other comprehensive income (loss)	2,276	(26,693)

Total partners’ capital (deficit)	45,751	(88,137)

Total liabilities and partners’ capital (deficit)	$5,924,141	$4,905,672

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit and unit data)

	Year Ended August 31,
	2006	2005
REVENUES:
Midstream and transportation and storage	$6,877,512	$5,383,625
Propane	893,647	709,904
Other	87,937	75,269

Total revenues	7,859,096	6,168,798

COSTS AND EXPENSES:
Cost of products sold – midstream and transportation and storage	5,963,422	4,911,366
Cost of products sold – propane	580,978	448,853
Cost of products sold – other	23,916	21,296
Operating expenses	422,989	319,554
Depreciation and amortization	129,636	105,751
Selling, general and administrative	162,615	64,057

Total costs and expenses	7,283,556	5,870,877

OPERATING INCOME	575,540	297,921

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(150,646)	(101,061)
Loss on extinguishment of debt	(5,060)	(6,550)
Equity in earnings (losses) of affiliates	(479)	(376)
Gain (loss) on disposal of assets	851	(330)
Interest and other income, net	13,701	12,191

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE AND MINORITY INTERESTS	433,907	201,795
Income tax benefit (expense)	(23,015)	(4,397)

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS	410,892	197,398
Minority interests	(303,752)	(96,946)

INCOME (LOSS) FROM CONTINUING OPERATIONS	107,140	100,452

DISCONTINUED OPERATIONS:
Income from discontinued operations	—	5,498
Gain on sale of discontinued operations, net of income tax	—	106,092
Minority interest in income from discontinued operations	—	(65,296)

Total income from discontinued operations	—	46,294

NET INCOME (LOSS)	107,140	146,746
GENERAL PARTNER’S INTEREST IN NET INCOME (LOSS)	609	1,207

LIMITED PARTNERS’ INTEREST IN NET INCOME (LOSS)	$106,531	$145,539

BASIC NET INCOME (LOSS) PER LIMITED PARTNER UNIT
Limited Partners’ income (loss) from continuing operations	$0.80	$0.89
Limited Partners’ income (loss) from discontinued operations	—	0.41

NET INCOME (LOSS) PER LIMITED PARTNER UNIT	$0.80	$1.30

BASIC AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	133,820,176	111,939,537

DILUTED NET INCOME (LOSS) PER LIMITED PARTNER UNIT
Limited Partners’ income (loss) from continuing operations	$0.79	$0.75
Limited Partners’ income (loss) from discontinued operations	—	0.34

NET INCOME PER LIMITED PARTNER UNIT	$0.79	$1.09

DILUTED AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	133,820,176	132,795,472

	Year Ended August 31,
	2006	2005
VOLUMES:

(unaudited)

Midstream
Natural gas MMBtu/d – sold	1,552,753	1,578,833
NGLs Bbls/d – sold	10,425	12,707
Transportation and storage
Natural gas MMBtu/d – transported	4,633,069	3,495,434
Natural gas MMBtu/d – sold	1,580,638	1,361,729
Propane gallons (in thousands)
Retail propane	429,118	406,334
Wholesale	79,348	70,047

ENERGY TRANSFER EQUITY, L.P. - PARENT COMPANY

DISTRIBUTABLE CASH

(in thousands)

(unaudited)

The following table presents the calculation and reconciliation of Distributable Cash of the Parent Company with respect to the fourth quarter of fiscal 2006:

Three Months Ended August 31, 2006
Distributable Cash:
Cash distributions from Energy Transfer Partners, L.P. associated with:
General partner interest:
Standard distribution rights	$2,578
Incentive distribution rights	20,018
Limited partner interest:
36,413,840 common units	27,310

Total cash expected from Energy Transfer Partners, L.P.	49,906
Deduct expenses of the Parent Company on a stand-alone basis:
General and administrative expenses, net of unit-based compensation expense	(1,122)
Interest expense, net of unrealized gains on interest rate swaps and amortization of financing costs	(9,149)

Distributable Cash	$39,635

Cash distributions paid to the partners of Energy Transfer Equity, L.P.:
Distribution per limited partner unit	$0.3125

Distributions paid to public unitholders	$15,217
Distributions paid to affiliates	23,646
Distributions paid to Class B unitholder	788
Distributions paid to general partner	216

Total cash distributions paid by Energy Transfer Equity, L.P. to its limited and general partners	$39,867

Reconciliation of Non-GAAP “Distributable Cash” to GAAP “Net Loss” and GAAP “Net cash provided by operating activites” for the Parent Company on a stand-alone basis:
Net loss	$(166)
Adjustments to derive Distributable Cash:
Equity in income of unconsolidated affiliates	(18,278)
Quarterly distribution received from Energy Transfer Partners, L.P. in October 2006	49,906
Amortization of financing costs	136
Change in market valuation of interest rate swaps	8,037

Distributable Cash	39,635
Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activites:
Quarterly distribution received from Energy Transfer Partners, L.P. in October 2006	(49,906)
Cash distribution received from Energy Transfer Partners, L.P. in July 2006	40,300
Net effect of changes in operating accounts	4,224

Net cash provided by operating activites for Parent Company on stand-alone basis	$34,253